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                                  EXHIBIT 23(b)

                       CONSENT OF COOPERS & LYBRAND L.L.P.


                               [Coopers & Lybrand
                                L.L.P Letterhead]

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in the registration statement of Sofamor Danek Group, Inc. on Form S-8 (Stock Option Agreement dated July 8, 1992 between Sofamor Danek Group, Inc. and George Bryan) of our report dated January 31, 1997, on our audits of the consolidated financial statements and consolidated financial statement schedule of Sofamor Danek Group, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the three years in the period ended December 31, 1996, which were filed with the Securities and Exchange Commission in the Annual Report on Form 10-K.


                                           /s/ Coopers & Lybrand L.L.P.


Memphis, Tennessee
May 6, 1997